Exhibit 99.1

ENERGY RECOVERY REPORTS UNAUDITED FINANCIAL RESULTS FOR THE SECOND QUARTER OF 2014

SECOND QUARTER SUMMARY:

●	Total revenue decreased from $8.6 million in the second quarter of 2013 to $6.4 million in the second quarter of 2014
●	Gross profit margin decreased from 62% in the second quarter of 2013 to 48% in the current period, attributable to no mega-project revenue and a mix shift
●	Operating expenses increased $1.0 million, or 16%, from $6.6 million in the second quarter of 2013 to $7.6 million in the current period due to sales & marketing and research & development expenses
●

Net loss increased from $(1.5) million, or $(0.03) per share, in the second quarter of 2013 to $(4.6) million, or $(0.09) per share, in the second quarter of 2014, on decreased gross profit margin and higher operating expenses

SAN LEANDRO, Calif., August 6, 2014 -- Energy Recovery, Inc. (Nasdaq Global Select Market: ERII), a global leader in harnessing reusable energy from industrial fluid flows and pressure cycles, announced today its unaudited financial results for the quarter ended June 30, 2014.

Tom Rooney, President and Chief Executive Officer, remarked, “While not a surprise given the historical lumpiness of global desalination, our revenue performance was nonetheless disappointing. This quarter’s revenue ranks as the lowest of all second quarters since 2008 and yet, the long-term fundamentals of the global desalination market remain strong. This is precisely why our focus remains on accelerating the commercialization of our oil & gas products and investing heavily in research and development to identify and penetrate increasingly attractive markets. In short, our energy level and enthusiasm about the future have never been higher, nor have our focus and resolve to execute against our strategy.”

The Company generated net revenue of $6.4 million in the second quarter of 2014, reflecting a decrease of 25% when compared to the same period of the prior year. The current period contained no revenue associated with mega-project shipments and as such, the decrease was attributable to no mega-project sales and lower OEM sales, offset partially by higher aftermarket sales and oil & gas revenue. Importantly, for consecutive quarters, the Company recognized oil & gas revenue from rental income. To this end, the Company continues to generate significant customer interest and proposal activity as the sales and marketing campaign launched five months ago gains momentum. In conclusion, net revenue was adversely impacted by idiosyncratic project timing, this most prevalent within mega-project sales. In the context of historical seasonality and project timing, revenue results were largely in line with management’s expectations for the quarter, furthermore management is increasingly encouraged by the continued surge of proposal activity and customer interest regarding the Company’s new oil & gas solutions.

Lower revenue in the second quarter of 2014 and a shift in product sales mix were the primary drivers to a gross profit margin decrease from 62% in the prior-year quarter to 48% in the current period. Lower levels of production commensurate with decreased revenue and demand in the current period, thus causing lower absorption of fixed costs, resulted in the Company’s gross profit margin decrease in sequential terms from 58% in the first quarter of 2014 to 48% in the current period. Product mix in the second quarter of 2014 was 63% related to PX® devices and related products and services, 34% associated with pumps and turbochargers, and 3% for rental income tied to a new oil & gas device for an operating lease of an IsoGenTM system to a customer in Saudi Arabia. This IsoGen system converts hydraulic pressure energy to electrical energy in a gas processing application. The product mix in the first quarter of 2014 was 61% of net revenue related to PX devices and related products and service, 35% for pumps and turbochargers, and 4% for rental income tied to the aforementioned IsoGen device.

The Company incurred an increase in operating expenses of $1.0 million, or 16%, growing from $6.6 million in the second quarter of 2013 to $7.6 million in the second quarter of 2014. Continued increased investment in sales & marketing and research & development by $0.8 million and $0.6 million, respectively, to further accelerate growth in new markets such as oil & gas was slightly offset by decreased general & administrative spending of $0.3 million. Decreased general & administrative expenses in the current period primarily relate to the redeployment of personnel to oil & gas business development. Generally, operating expenses in subsequent quarters will continue to escalate as the Company further accelerates and achieves growth in new markets with the emphasis being on the direct sales effort to penetrate the oil & gas industry and research & development to commercialize products across all markets of interest.

To summarize net income performance, the Company reported a net loss of $(4.6) million, or $(0.09) per share, in the second quarter of 2014; this due to decreased revenue attributable to idiosyncratic project timing, lower levels of production, and continued sales & marketing and research & development investment in growth initiatives. Comparatively, the Company reported a net loss of $(1.5) million, or $(0.03) per share, in the second quarter of 2013.

In the six months ending June 30, 2014, net cash generated by operating activities was $(0.2) million. Operating losses over the same period were entirely offset by the monetization of receivables, however, an increase in inventory caused by low shipments in the second quarter and anticipated shipments in the third quarter tempered performance. Benefiting cash flow in the second quarter by $0.6 million was the collection of the Spanish value-added tax refund disclosed in the 2014 first quarter form 10-Q filing. Excluding current and non-current restricted cash of $9.0 million, the Company reported unrestricted cash of $16.5 million, short-term investments of $10.4 million, and long-term investments of $4.8 million, all of which represent a combined total of $31.7 million as of June 30, 2014. As of the second quarter of 2014, the net loss of $(8.3) million included $3.7 million of non-cash expenses, the largest of which were depreciation and amortization of $2.0 million and share-based compensation of $1.2 million. While the Company improved net cash flow performance by $7.4 million over the prior-year six- month period by producing $2.1 million in net cash flow, the continued focus on accelerating the penetration of growth into new markets will result in increasing levels of spending and cash consumption.

Joel Gay, Chief Financial Officer, remarked, “As a CFO, there is no more important concern than liquidity. That our cash position continues to strengthen, further improving an already agile balance sheet, allows for a great deal of confidence in bringing to fruition the many exciting growth initiatives in play. We are on very solid footing.”

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates, or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “believe,” “confident”, “continue,” “encouraged,” “expect,” “probable”, and similar expressions are intended to identify forward-looking statements, but are not exclusive means of identifying such statements. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from the predictions in these forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements. In addition to any other factors that may have been discussed herein regarding the risks and uncertainties of our business, please see “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 11, 2014 as well as other reports filed by the Company with the SEC from time to time.

Conference Call to Discuss First Quarter Results for 2014

The conference call scheduled for tomorrow at 7:30 a.m. PDT will be in a “listen-only” mode for all participants other than the sell-side investment professionals who regularly follow the Company. The toll-free phone number for the call is 888-397-5352 or local 719-325-2472, and the access code is 7266565. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 888-203-1112 or 719-457-0820 (access code: 7266565) until August 21, 2014. Investors may also access the live call or the replay over the internet at www.streetevents.com or www.energyrecovery.com. The replay will be available approximately three hours after the live call concludes.

About Energy Recovery, Inc.

Energy Recovery, Inc. (NASDAQ: ERII) technology harvests the power of pressure from high-pressure fluid flows and pressure cycles. Through collaboration with industry, Energy Recovery helps make industrial processes within water, oil & gas, and chemical industries more profitable and environmentally sustainable. With over 15,000 energy recovery devices installed worldwide, Energy Recovery sets the standard for engineering excellence, cost savings, and technical services to clients across the globe. Year after year, the company’s clean technologies save clients over $1.4 Billion in energy costs. Headquartered in the San Francisco Bay Area, Energy Recovery has offices in Madrid, Shanghai, and Dubai. For more information about the Company, please visit our website at energyrecovery.com.

Contact:
Joel Gay
Chief Financial Officer
(510) 746-5034

Unaudited Consolidated Financial Results

ENERGY RECOVERY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net revenue	$6,407	$8,569	$10,304	$14,942
Cost of revenue	3,332	3,293	4,984	6,649
Gross profit	3,075	5,276	5,320	8,293
Operating expenses:
General and administrative	2,995	3,326	5,034	7,496
Sales and marketing	2,702	1,859	5,197	3,870
Research and development	1,724	1,137	2,958	2,219
Amortization of intangibles assets	215	231	430	461
Restructuring charges	—	44	—	44
Total operating expenses	7,636	6,597	13,619	14,090
Loss from operations	(4,561)	(1,321)	(8,299)	(5,797)
Other non-operating income, net of expenses	8	25	129	52
Loss before income taxes	(4,553)	(1,296)	(8,170)	(5,745)
Provision for income taxes	58	161	124	222
Net loss	$(4,611)	$(1,457)	$(8,294)	$(5,967)

Basic and diluted net loss per share	$(0.09)	$(0.03)	$(0.16)	$(0.12)

Shares used in basic and diluted per share calculation	51,566	51,026	51,506	51,004

ENERGY RECOVERY, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$16,447	$14,371
Restricted cash	6,077	4,311
Short-term investments	10,421	5,856
Accounts receivable, net of allowance for doubtful accounts of $247and $241 at June 30, 2014 and December 31, 2013, respectively	9,372	15,222
Unbilled receivables	1,358	5,442
Inventories	9,595	4,955
Deferred tax assets, net	698	698
Prepaid expenses and other current assets	1,232	1,018
Total current assets	55,200	51,873
Restricted cash, non-current	2,894	4,468
Unbilled receivables, non-current	—	1,197
Long-term investments	4,844	13,694
Property and equipment, net of accumulated depreciation of $13,651 and $12,082 at June 30, 2014 and December 31, 2013, respectively	14,475	13,903
Goodwill	12,790	12,790
Other intangible assets, net	3,577	4,008
Other assets, non-current	2	2
Total assets	$93,782	$101,935
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,801	$1,209
Accrued expenses and other current liabilities	5,610	7,963
Income taxes payable	27	22
Accrued warranty reserve	705	709
Deferred revenue	1,031	779
Total current liabilities	9,174	10,682
Deferred tax liabilities, non-current, net	2,242	2,131
Deferred revenue, non-current	31	130
Other non-current liabilities	1,925	2,077
Total liabilities	13,372	15,020
Commitments and Contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 53,595,051 and 51,697,148 shares issued and outstanding at June 30, 2014, respectively; and 53,136,704 and 51,354,101 shares issued and outstanding at December 31, 2013, respectively	54	53
Additional paid-in capital	122,289	119,932
Accumulated other comprehensive loss	(43)	(107)
Treasury stock, at cost, 1,897,903 and 1,782,603 shares repurchased at June 30, 2014 and December 31, 2013, respectively	(4,633)	(4,000)
Accumulated deficit	(37,257)	(28,963)
Total stockholders’ equity	80,410	86,915
Total liabilities and stockholders’ equity	$93,782	$101,935

ENERGY RECOVERY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended June 30,
	2014	2013
Cash Flows From Operating Activities
Net loss	$(8,294)	$(5,967)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,998	1,829
Loss on disposal of fixed assets	—	19
Non-cash restructuring charges	—	44
Amortization of premiums/discounts on investments	239	171
Share-based compensation	1,215	1,187
Loss on foreign currency transactions	41	31
Deferred income taxes	111	111
Provision for doubtful accounts	126	134
Provision for warranty claims	48	138
Valuation adjustments for excess or obsolete inventory	43	(60)
Other non-cash adjustments	(153)	(58)
Changes in operating assets and liabilities:
Accounts receivable	5,724	2,629
Unbilled receivables	5,281	3,591
Inventories	(4,683)	(2,253)
Prepaid and other assets	(213)	41
Accounts payable	610	(781)
Accrued expenses and other liabilities	(2,443)	(3,190)
Income taxes payable	4	10
Deferred revenue	153	(230)
Net cash used in operating activities	(193)	(2,604)
Cash Flows From Investing Activities
Capital expenditures	(2,140)	(866)
Purchase of marketable securities	—	(8,570)
Maturities of marketable securities	4,065	6,450
Restricted cash	(192)	119
Net cash provided by (used in) investing activities	1,733	(2,867)
Cash Flows From Financing Activities
Repayment of capital lease obligation	—	(18)
Net proceeds from issuance of common stock	1,138	230
Repurchase of common stock for treasury	(633)	—
Net cash provided by financing activities	505	212
Effect of exchange rate differences on cash and cash equivalents	31	(33)
Net change in cash and cash equivalents	2,076	(5,292)
Cash and cash equivalents, beginning of period	14,371	16,642
Cash and cash equivalents, end of period	$16,447	$11,350